EXHIBIT 99.1

Xenith Bankshares, Inc. Reports 2014 Results, Strong Loan and Deposit Growth

RICHMOND, Va., Feb. 18, 2015 (GLOBE NEWSWIRE) -- Xenith Bankshares, Inc. (Nasdaq:XBKS), parent company of Xenith Bank, a business-focused bank serving the Greater Washington, D.C., Richmond, and Greater Hampton Roads, Virginia markets, today announced financial results for the year and fourth quarter ended December 31, 2014.

Xenith Bankshares recorded net income of $1.3 million, or $0.10 per common share, for the year ended December 31, 2014 compared to net income of $2.0 million, or $0.18 per common share, in 2013. Results in 2014 include pre-tax merger-related costs of $1.3 million ($0.071 per diluted common share, after tax) incurred in the company's previously-announced merger with Colonial Virginia Bank ("CVB") that was completed on June 30, 2014. Results in 2014 also reflect an effective income tax rate of 38% compared to 35% in 2013, resulting from the non-deductibility of certain merger-related costs.

The company reported fourth quarter 2014 net income of $575 thousand, or $0.04 per common share, compared to fourth quarter 2013 net income of $268 thousand, or $0.02 per common share.

2014 Highlights

  For the year ended December 31, 2014, income before income tax was $2.1 million compared to income before income tax of $3.1 million in 2013. Income before income tax in 2014 included $1.3 million of costs related to the CVB transaction. Accretion of acquired loan discounts in 2014 was $1.9 million compared to $2.6 million in 2013. Provision for loan losses in 2014 was $3.2 million compared to $1.5 million in 2013.
  Net interest margin for the year was 3.52%, compared to 3.89% in 2013, which was negatively affected by lower yields on earning assets and lower accretion, noted above.
  Net loans were $744.6 million at December 31, 2014, an increase of 39%, compared to $536.5 million at December 31, 2013. Net loans at December 31, 2014 included approximately $70.0 million of loans acquired in the CVB transaction.
  Total assets at December 31, 2014 were $918.1 million compared to $679.9 million at December 31, 2013, an increase of 35%. The CVB transaction contributed approximately $114.4 million, or about one-half of the growth.
  Average interest-earning assets in 2014 were $756.8 million, up 33% from $570.1 million in 2013.
  Total deposits at December 31, 2014 were $772.9 million compared to $569.2 million at December 31, 2013, an increase of 36%. Total deposits acquired in the CVB transaction were approximately $101.0 million, or about one-half of the increase.
  Asset quality and coverage for loan losses remained strong at December 31, 2014 with the percentage of nonperforming assets to total assets of 0.93%, nonperforming assets to total loans of 1.13%, and allowance for loan and lease losses to nonaccrual loans of 84.7%, measures that were negatively affected by the CVB transaction.
  Net charge-offs as a percentage of average loans were 0.33% for the year ended December 31, 2014 compared to 0.20% for 2013. Net charge-offs in 2014 were negatively affected by the charge-off of a portion of the unguaranteed balance of the company's guaranteed student loans, which is further discussed below.
  The company's combined capital strength at December 31, 2014 was reflected in ratios that were well above regulatory standards for "well-capitalized" banks, with a Tier 1 leverage ratio of 9.3%, a Tier 1 risk-based capital ratio of 11.0%, and a total risk-based capital ratio of 11.9%. The company contributed to Xenith Bank a significant amount of the net proceeds from the company's previously-announced third quarter 2014 sale of shares of its common stock ($5.6 million) and borrowings under its senior term loan ($12.0 million), resulting in a Tier 1 leverage ratio of 10.3%, a Tier 1 risk-based capital ratio of 12.2%, and a total risk-based capital ratio of 13.0% at December 31, 2014 for Xenith Bank.

T. Gaylon Layfield, III President and Chief Executive Officer, commented: "2014 was, in some respects, a year of contrasts. On the one hand, I am pleased with the efficient integration of CVB into the operations of Xenith after our mid-year merger transaction. Including our initial merger with First Bankshares at the end of 2009, we have completed four strategic transactions. And I am pleased with our ability to continue to grow organically. In December 2014, we celebrated our fifth anniversary. Since the end of 2009, we have grown loans and deposits at average annual growth rates of 52% and 50%, respectively. On the other hand, we continue to see net interest margin compression, which is driven primarily by two factors. First, we frequently see irrational pricing of loans as competitor banks reach for growth. While perhaps tempting, banks inevitably "pay the price" for underpricing credit and interest rate risk. At Xenith, we are not immune to the effect in the marketplace of this "hyper" competition; however, we remain disciplined about the imperative of investing in customer relationships at acceptable risk-adjusted returns. The second part of the net interest margin compression story is the continuing low absolute level of interest rates. At Xenith, we have large commitments to commercial and industrial and commercial real estate lending in our target markets. More than 80% of these loans are floating rate loans with short average lives. Consequently, we believe we are well positioned to enhance our earnings and returns if and when short-term interest rates move up. In the meantime, the spread between funding costs and yields on earning assets remain under pressure as interest rates are artificially low as a result of monetary policy."

Operating Results

Income Statement

Total interest income for the year ended December 31, 2014 was $31.2 million compared to $25.6 million for the year ended December 31, 2013. For 2014, total interest income reflected average interest-earning assets of $756.8 million compared to $570.1 million in 2013. While average interest-earning asset balances were higher in the 2014 period, asset yields in 2014 were lower than in 2013 (4.13% compared to 4.50%). This decline was primarily due to downward interest rate pressure and lower accretion of loan discounts from acquired loans. Accretion from acquired loans decreased to $1.9 million in 2014 from $2.6 million in 2013.

Total interest expense for the year ended December 31, 2014 was $4.6 million compared to $3.5 million for the year ended December 31, 2013. Average interest-bearing liabilities in 2014 increased to $597.4 million from $429.4 million in 2013. Despite higher average balances, the cost of total liabilities declined to 0.77% in 2014 from 0.81% in 2013.

Net interest margin for the year ended December 31, 2014 was 3.52%, compared to 3.89% in 2013, negatively affected by continued interest rate pressures and lower accretion from acquired loans in 2014 compared to 2013.

Net interest income after provision for loan and lease losses was $23.4 million for the year ended December 31, 2014 compared to $20.7 million in 2013. Provision for loan and lease losses was $3.2 million in 2014 compared to $1.5 million in 2013. Higher provision expense in the 2014 period was the result of organic loan growth and losses related to the unguaranteed portion of the company's student loan portfolio. The company's student loans carry, in the aggregate, an approximate 98% federal guaranty of principal and accrued interest.

Total noninterest income was $1.7 million for both years ended December 31, 2014 and 2013. Service charges on deposit accounts and fees from treasury management services increased 36% in 2014 compared to 2013. Noninterest income in 2014 included $428 thousand in gains on sales of securities and a $42 thousand bargain purchase gain related to the CVB transaction, while noninterest income in 2013 included a $361 thousand gain on the sale of collateral, as well as net gains of $291 thousand from the sale of securities. Earnings from bank owned life insurance were $173 thousand higher in 2014, as the purchase of these policies occurred mid-year 2013.

Noninterest expense in the year ended December 31, 2014 was $23.0 million compared to $19.3 million in 2013. The increase in noninterest expense in 2014 was partially the result of $1.3 million of merger-related costs associated with the CVB transaction and $457 thousand of higher costs associated with the outsourcing of the servicing of the company's guaranteed student loan portfolio due to the timing of purchase of these student loans, which occurred in the third and fourth quarters of 2013. The company experienced a loss from a fraudulent ACH transaction in second quarter 2014, but recovered the loss, net of deductible, from its insurance carrier in the fourth quarter of 2014. Noninterest expense in 2014 also includes incremental operating costs due to the CVB transaction.

Income tax expense for the year ended December 31, 2014 was $786 thousand, a 38% effective rate, compared to $1.1 million, a 35% effective rate, in 2013. The higher effective rate of tax in 2014 was due to the non-deductibility of certain transaction costs associated with the CVB transaction.

Net income for the fourth quarter of 2014 was $575 thousand compared to $268 thousand for the fourth quarter of 2013. Net interest income for the fourth quarter of 2014 was $7.3 million, a 30% increase, compared to $5.6 million for the same period of 2013. Higher net interest income was primarily due to higher average balances of loans, partially offset by lower loan yields. Accretion of acquired loan discounts was $392 thousand and $500 thousand for the fourth quarters of 2014 and 2013, respectively. Net interest margin in 2014 was 3.35% in the fourth quarter of 2014 compared to 3.50% in the fourth quarter of 2013. Provision for loan and lease losses was $830 thousand in the fourth quarter of 2014 compared to $573 thousand for the same period of 2013. Noninterest expense in the fourth quarter of 2014 was $6.4 million compared to $4.9 million in the same period of 2013. Fourth quarter 2014 noninterest expense includes approximately $500 thousand of expense for annual incentives for the company's management, as well as a $155 thousand benefit related to the recovery from the second quarter 2014 ACH fraud loss.

Balance Sheet

Loans after allowance for loan and lease losses grew to $744.6 million at December 31, 2014 from $536.5 million at December 31, 2013, which includes approximately $70.0 million of loans acquired in the CVB transaction. Net loan balances at December 31, 2014 included $71.8 million of guaranteed student loans purchased in the third and fourth quarters of 2013. The company's participation in a mortgage warehouse lending program increased to $60.0 million at December 31, 2014 compared to $3.4 million at December 31, 2013, as mortgage financing activity for the national bank with which the company participates has increased. As previously reported, prior to second quarter 2014, the mortgage warehouse lending program loans were categorized as loans held for sale on the company's balance sheet. Beginning June 30, 2014, these loans were included as loans held for investment, and all prior periods presented reflect this reclassification.

Securities available for sale were $64.3 million at December 31, 2014 compared to $69.2 million at December 31, 2013. Securities held to maturity were $9.3 million at December 31, 2014; the company had no held-to-maturity securities prior to 2014. The company acquired $17.4 million in securities in the CVB transaction.

Total assets were $918.1 million at December 31, 2014, including approximately $114.4 million of assets acquired in the CVB transaction, compared to $679.9 million at December 31, 2013. Total deposits at December 31, 2014 were $772.9 million, including approximately $101.0 million acquired in the CVB transaction, compared to $569.2 million at December 31, 2013.

Asset and Credit Quality

At December 31, 2014, the ratio of nonperforming assets to total assets was 0.93%, the ratio of nonperforming assets to total loans was 1.13%, and the ratio of the company's allowance for loan and lease losses (ALLL) to nonaccrual loans was 84.7%. These asset quality measures in the second half of 2014 were negatively affected by the CVB transaction. Net charge-offs of $2.1 million as a percentage of average loans were 0.33% for the year ended December 31, 2014, which includes $1.9 million of charge-offs related to the unguaranteed portion of the company's guaranteed student loans that are greater than 120 days past due. The company's ALLL as a percentage of total loans was 0.83% at December 31, 2014, and this measure excluding guaranteed student loans was 0.90%1. Provision for loan and lease losses on guaranteed student loans is calculated on that relatively small portion of carrying values that is not covered by the federal government guaranty. Additionally, the company does not record provision for loan and lease losses on loans held pursuant to the mortgage warehouse lending program. Loans pursuant to this program are made to mortgage originators that seek funding to facilitate the origination of residential mortgage loans for sale in the secondary market and are generally held for less than 30 days. ALLL plus remaining discounts (credit-related fair value adjustments) on acquired loans as a percentage of total loans was 1.63%1 as of December 31, 2014.

Capital and Shareholder Value Measures

The company's consolidated capital ratios remained above regulatory standards for "well-capitalized" banks at December 31, 2014 with a Tier 1 leverage ratio of 9.34%, a Tier 1 risk-based capital ratio of 11.00%, and a total risk-based capital ratio of 11.85%. Capital ratios at Xenith Bank were enhanced by the parent company's contribution, in third quarter 2014, to Xenith Bank of a significant portion of the net proceeds from the parent company's sale of shares of its common stock and borrowings under its senior term loan, resulting in a Tier 1 leverage ratio of 10.30%, a Tier 1 risk-based capital ratio of 12.15%, and a total risk-based capital ratio of 13.00% at December 31, 2014 for Xenith Bank.

Total shareholders' equity was $106.2 million at December 31, 2014 compared to $87.7 million at December 31, 2013. Tangible book value at December 31, 2014 was $6.321 per share of common stock compared to $6.101 at December 31, 2013. Return on average assets was 0.16% for the year ended December 31, 2014 compared to 0.33% for 2013. Return on average common equity was 1.46% for 2014 compared to 2.49% for 2013. Both ratios were negatively impacted by the merger-related costs incurred in 2014 in connection with the CVB transaction.

Outlook

Layfield concluded:  "As we approach the $1 billion in total assets milestone, we continue to block and tackle every day managing the bank to build shareholder value. This requires a careful balance between investing in experienced people and selecting technology that drive revenue to build future value and the shorter term impact on quarterly earnings. We also focus every day on serving customers throughout our target markets that operate businesses of all types and sizes, making our target markets great places in which to live and work. There is an important role for community banks in our markets and in our country. However, given regulatory and economic headwinds, we believe the banking industry will continue to consolidate as the size and market value of banks are highly correlated. So, in addition to managing our day-to-day growth and keeping a sharp eye on our expenses, we continue to evaluate strategic opportunities that will enhance our value. Building value in the future will require bank boards and managements with vision to consistently adapt their business models to changing market demands and demographics. While the task is not easy, I believe we have the people, attractive target markets, and business model to thrive."

Profile

Xenith Bankshares, Inc. is the holding company for Xenith Bank. Xenith Bank is a full-service, locally-managed commercial bank, specifically targeting the banking needs of middle market and small businesses, local real estate developers and investors, private banking clients, and select retail banking clients. As of December 31, 2014, the company had total assets of $918.1 million, total deposits of $772.9 million, and total shareholders' equity of $106.2 million. Xenith Bank's target markets are Greater Washington, D.C., Richmond, VA, and Greater Hampton Roads, VA metropolitan statistical areas. The company is headquartered in Richmond, Virginia and currently has eight branch locations in Tysons Corner, Richmond, Suffolk and Gloucester, Virginia, and one loan production office in York County, Virginia. Xenith Bankshares common stock trades on the NASDAQ Capital Market under the symbol "XBKS."

For more information about Xenith Bankshares and Xenith Bank, visit our website: https://www.xenithbank.com/

Forward-Looking Statements

All statements other than statements of historical facts contained in this press release are forward-looking statements. Forward-looking statements made in this press release reflect beliefs, assumptions and expectations of future events or results, taking into account the information currently available to Xenith Bankshares, Inc. These beliefs, assumptions and expectations may change as a result of many possible events, circumstances or factors, not all of which are currently known to Xenith Bankshares. If a change occurs, Xenith Bankshares' business, financial condition, liquidity, results of operations and prospects may vary materially from those expressed in, or implied by, the forward-looking statements. Accordingly, you should not place undue reliance on these forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by these forward-looking statements include the risks discussed in Xenith Bankshares' public filings with the Securities and Exchange Commission (the "SEC"), including those outlined in Part I, Item 1A, "Risk Factors" of Xenith Bankshares' Annual Report on Form 10-K for the year ended December 31, 2013 and under "Risk Factors" in Xenith Bankshares' proxy statement/prospectus (Registration No. 333-195108) that was filed with the SEC on April 30, 2014 with respect to the merger of CVB with and into Xenith Bank. Except as required by applicable law or regulations, Xenith Bankshares does not undertake, and specifically disclaims any obligation, to update or revise any forward-looking statement.

1 Please see the discussion of non-GAAP financial measures at the end of the financial tables.

-Selected Financial Tables Follow-

XENITH BANKSHARES, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 31, 2014 AND DECEMBER 31, 2013

(in thousands, except share data)	December 31, 2014	December 31, 2013
Assets
Cash and cash equivalents
Cash and due from banks	$ 34,666	$ 24,944
Federal funds sold	4,533	5,749
Total cash and cash equivalents	39,199	30,693
Securities available for sale, at fair value	64,341	69,185
Securities held to maturity, at cost (fair value - $9,683)	9,279	--
Loans, net of allowance for loan and lease losses, 2014 - $6,247; 2013 - $5,305	744,626	536,500
Premises and equipment, net	8,010	5,069
Other real estate owned, net	1,140	199
Goodwill and other intangible assets, net	16,143	15,624
Accrued interest receivable	3,498	2,403
Deferred tax asset	6,343	4,345
Bank owned life insurance	14,106	9,690
Other assets	11,367	6,188
Total assets	$ 918,052	$ 679,896
Liabilities and Shareholders' Equity
Deposits
Demand and money market	$ 465,253	$ 359,455
Savings	10,108	4,785
Time	297,550	204,958
Total deposits	772,911	569,198
Accrued interest payable	276	215
Federal funds purchased and borrowed funds	32,000	20,000
Supplemental executive retirement plan	2,295	--
Other liabilities	4,349	2,797
Total liabilities	811,831	592,210
Shareholders' equity
Preferred stock, $1.00 par value, $1,000 liquidation value, 25,000,000 shares authorized as of December 31, 2014 and 2013; 8,381 shares issued and outstanding as of December 31, 2014 and 2013	8,381	8,381
Common stock, $1.00 par value, 100,000,000 shares authorized as of December 31, 2014 and 2013; 12,929,834 shares issued and outstanding as of December 31, 2014 and 10,437,630 shares issued and outstanding as of December 31, 2013	12,930	10,438
Additional paid-in capital	86,016	71,797
Accumulated deficit	(560)	(1,758)
Accumulated other comprehensive loss, net of tax	(546)	(1,172)
Total shareholders' equity	106,221	87,686
Total liabilities and shareholders' equity	$ 918,052	$ 679,896

XENITH BANKSHARES, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 2014 AND 2013

(in thousands, except per share data)	December 31, 2014	December 31, 2013
Interest income
Interest and fees on loans	$ 29,338	$ 24,074
Interest on securities	1,532	1,249
Interest on federal funds sold and deposits in other banks	316	310
Total interest income	31,186	25,633
Interest expense
Interest on deposits	2,628	2,148
Interest on time certificates of $100,000 and over	1,473	964
Interest on federal funds purchased and borrowed funds	506	374
Total interest expense	4,607	3,486
Net interest income	26,579	22,147
Provision for loan and lease losses	3,220	1,486
Net interest income after provision for loan and lease losses	23,359	20,661
Noninterest income
Service charges on deposit accounts	603	442
Net (loss) gain on sale and write-down of other real estate owned and other collateral	(31)	324
Gain on sales of securities	428	291
Bargain purchase gain	42	--
Loss on the write-down of equipment and other assets	(23)	--
Increase in cash surrender value of bank owned life insurance	363	190
Other	297	449
Total noninterest income	1,679	1,696
Noninterest expense
Compensation and benefits	12,497	11,317
Occupancy	1,574	1,499
FDIC insurance	495	409
Bank franchise taxes	912	788
Technology	2,296	1,611
Communications	356	258
Insurance	339	297
Professional fees	1,597	1,083
Amortization of intangible assets	411	365
Guaranteed student loan servicing	595	--
Other	1,898	1,541
Total noninterest expense	22,970	19,306
Income before income tax	2,068	3,051
Income tax expense	786	1,065
Net income	1,282	1,986
Preferred stock dividend	(84)	(84)
Net income available to common shareholders	$ 1,198	$ 1,902
Earnings per common share (basic and diluted):	$ 0.10	$ 0.18

CONSOLIDATED FINANCIAL HIGHLIGHTS (Unaudited)
($ in thousands, except per share data)

PERFORMANCE RATIOS	Quarter Ended					Year Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2014	2014	2014	2014	2013	2014	2013
Net interest margin (1)	3.35%	3.90%	3.37%	3.42%	3.50%	3.52%	3.89%
Return on average assets (2)	0.25%	0.29%	-0.11%	0.15%	0.16%	0.16%	0.33%
Return on average common equity (3)	2.34%	2.86%	-1.01%	1.27%	1.34%	1.46%	2.49%
Efficiency ratio (4)	80%	70%	93%	88%	83%	81%	81%
Net income (loss)	$ 575	657	(205)	255	268	1,282	1,986
Earnings (loss) per common share (basic and diluted)	$ 0.04	0.05	(0.02)	0.02	0.02	0.10	0.18

(1) Net interest margin is net interest income divided by average interest-earning assets.
(2) Return on average assets is net income for the respective period (annualized for quarter periods) divided by average assets for the respective period.
(3) Return on average equity is net income for the respective period (annualized for quarter periods) divided by average equity for the respective period.
(4) Efficiency ratio is noninterest expenses divided by the sum of net interest income and noninterest income.

ASSET QUALITY RATIOS	Quarter Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2014	2014	2014	2014	2013
Net charge-offs as a percentage of average loans	0.33%	0.32%	0.01%	0.01%	0.20%
Allowance for loan and lease losses (ALLL) as a percentage of loans (1)	0.83%	0.75%	0.89%	0.96%	0.98%
ALLL as a percentage of loans excluding guaranteed student loans (2)	0.90%	0.84%	0.91%	1.07%	1.14%
ALLL plus remaining discounts (credit-related fair value adjustments) on acquired loans as a percentage of gross loans (3)	1.63%	1.60%	2.01%	1.72%	1.78%
ALLL to nonaccrual loans (1)	84.68%	80.37%	84.41%	126.06%	138.78%
Nonperforming assets as a percentage of loans	1.13%	1.10%	1.25%	0.79%	0.74%
Nonperforming assets as a percentage of total assets	0.93%	0.90%	0.95%	0.65%	0.59%

(1) ALLL excludes discounts (fair value adjustments) on acquired loans.
(2) Ratio is a non-GAAP financial measure calculated as ALLL on gross loans excluding the portion of ALLL attributable to guaranteed student loans, divided by gross loans excluding guaranteed student loans. See discussion of non-GAAP financial measures below.
(3) Ratio is a non-GAAP financial measure calculated as the sum of ALLL and discounts (credit-related fair value adjustments) on acquired loans divided by the sum of gross loans and discounts on loans. See discussion of non-GAAP financial measures below.

CAPITAL RATIOS	Quarter Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2014	2014	2014	2014	2013
Tier 1 leverage ratio - Consolidated	9.34%	9.69%	11.27%	10.60%	10.52%
Tier 1 leverage ratio - Bank only	10.30%	10.68%	11.20%	10.50%	10.37%
Tier 1 risk-based capital ratio - Consolidated	11.00%	11.31%	11.86%	12.88%	13.35%
Tier 1 risk-based capital ratio - Bank only	12.15%	12.47%	11.80%	12.77%	13.16%
Total risk-based capital ratio - Consolidated	11.85%	12.11%	12.81%	13.93%	14.42%
Total risk-based capital ratio - Bank only	13.00%	13.27%	12.75%	13.82%	14.23%
Book value per common share (1)	$ 7.57	7.53	7.57	7.72	7.60
Tangible book value per common share (2)	$ 6.32	6.27	6.21	6.23	6.10

(1) Book value per common share is total shareholders' equity less preferred stock divided by common shares outstanding at the end of the respective period.
(2) Tangible book value per common share is a non-GAAP financial measure calculated as total shareholders' equity less the sum of preferred stock and goodwill and other intangible assets divided by common shares outstanding at the end of the respective period. See discussion of non-GAAP financial measures below.

AVERAGE BALANCES (1)	Quarter Ended					Year Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2014	2014	2014	2014	2013	2014	2013
Total assets	$ 938,765	900,537	726,978	684,064	685,687	813,525	608,070
Loans, net of allowance for loan and lease losses (2)	$ 735,427	697,652	579,706	543,468	485,616	639,749	452,577
Total deposits	$ 792,481	771,806	610,797	563,451	574,171	685,500	496,763
Shareholders' equity	$ 106,583	100,334	89,469	88,643	88,322	96,318	87,995

(1) Average balances are computed on a daily basis.
(2) Quarter-end balances prior to June 30, 2014 include loans previously reported as held for sale.

END OF PERIOD BALANCES	Quarter Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2014	2014	2014	2014	2013
Total assets	$ 918,052	910,162	883,383	683,544	679,896
Loans, net of allowance for loan and lease losses (1)	$ 744,626	738,809	666,221	558,600	536,500
Total deposits	$ 772,911	766,524	757,211	569,951	569,198
Shareholders' equity	$ 106,221	105,684	99,441	88,767	87,686

(1) Quarter-end balances prior to June 30, 2014 include loans previously reported as held for sale.

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
	Year Ended
	December 31,
Earnings per share effect of merger-related costs	2014
Net income available to common shareholders	$ 1,198
Add: merger-related costs, net of tax (1)	$ 842
Net income available to common shareholders excluding merger-related costs	$ 2,040
Weighted average shares outstanding, basic	11,535
Weighted average shares outstanding, diluted	11,695
Earnings per common share excluding merger-related costs (basic)	$ 0.18
Earnings per common share excluding merger-related costs (diluted)	$ 0.17
Earnings per common share (basic and diluted)	$ 0.10
Earnings per common share effect of merger-related costs (basic)	$ 0.08
Earnings per common share effect of merger-related costs (diluted)	$ 0.07

(1) 34% statutory tax rate which approximates the company's effective rate excluding non-deductible merger-related costs.

	Quarter Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2014	2014	2014	2014	2013
ALLL as a % of Loans excluding guaranteed student loans
Allowance for loan and lease losses	$ 6,247	5,569	6,016	5,414	5,305
Deduct: ALLL attributable to guaranteed student loans	105	54	737	379	195
ALLL excluding amount attributable to guaranteed student loans	$ 6,142	5,515	5,279	5,035	5,110
Gross loans	$ 750,873	744,378	672,237	564,014	541,805
Deduct: Guaranteed student loans	71,780	89,956	92,435	93,142	94,028
Gross loans, excluding guaranteed student loans	$ 679,093	654,422	579,802	470,872	447,777
ALLL as a percentage of gross loans, excluding guaranteed student loans	0.90%	0.84%	0.91%	1.07%	1.14%

ALLL + Discount / Gross Loans
Allowance for loan and lease losses	$ 6,247	5,569	6,016	5,414	5,305
Add: Discounts (credit-related fair value adjustments) on acquired loans	6,058	6,465	7,629	4,366	4,442
Total ALLL + discounts on acquired loans	$ 12,305	12,034	13,645	9,780	9,747
Gross loans + discounts (credit-related fair value adjustments) on acquired loans	$ 756,931	750,843	679,866	568,380	546,247
ALLL plus discounts (credit-related fair value adjustments) on acquired loans as a percentage of gross loans	1.63%	1.60%	2.01%	1.72%	1.78%

Tangible book value per common share
Total shareholders' equity	$ 106,221	105,684	99,441	88,767	87,686
Deduct: Preferred stock	8,381	8,381	8,381	8,381	8,381
Common shareholders' equity	97,840	97,303	91,060	80,386	79,305
Deduct: Goodwill and other intangible assets	16,143	16,258	16,372	15,533	15,625
Tangible common shareholders' equity	$ 81,697	81,045	74,688	64,853	63,680
Common shares outstanding	12,930	12,924	12,035	10,417	10,438
Tangible book value per common share	$ 6.32	6.27	6.21	6.23	6.10

Allowance for loan and lease losses (ALLL) as a percentage of gross loans excluding guaranteed student loans, ALLL plus discounts on acquired loans as a percentage of gross loans, and tangible book value per share are supplemental financial measures that are not required by, or presented in accordance with, U.S. GAAP. Management believes that ALLL as a percentage of gross loans excluding guaranteed student loans, and ALLL plus discounts on acquired loans are meaningful because they are two measures we use to assess our asset quality. Management believes that tangible book value per common share is meaningful because it is one of the measures we use to assess capital adequacy. Set forth above are reconciliations of each of these non-GAAP financial measures calculated and reported in accordance with GAAP. Book value is the same as shareholders' equity presented on our consolidated balance sheets. Our calculations of these non-GAAP financial measures may not be comparable to the calculation of similarly titled measures reported by other companies.
CONTACT: Thomas W. Osgood
         Executive Vice President, Chief Financial Officer,
         Chief Administrative Officer and Treasurer
         (804) 433-2209
         tosgood@xenithbank.com